Exhibit 99.1

Pacific Biosciences Announces Fourth Quarter and Annual 2018 Financial Results

Menlo Park, Calif. – February 11, 2019 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its fourth quarter and year ended December 31, 2018, as attached.

During the fourth quarter of 2018, the Company stated that it was targeting early access of the SMRT®  Cell 8M chip to begin during the first quarter of 2019, with a broader launch in the second quarter of 2019.  The Company today announced that it commenced its Early Access Program of the SMRT Cell 8M chip and platform, the Sequel® II System, in January 2019.  The five Early Access sites selected have now installed their Sequel II Systems and are actively running them.  Based on the early performance of the Sequel II Systems at these sites, the Company expects to begin commercial shipments of Sequel II Systems and SMRT Cell 8M products in the early part of the second quarter of 2019.

At a Special Meeting of Stockholders held on January 24, 2019, the Company’s stockholders approved the Agreement and Plan of Merger (the “Merger Agreement”) with Illumina, Inc. (“Illumina”).  As previously announced, each of the Company and Illumina have received a request for additional information and documentary material, commonly referred to as a “second request,” from the United States Federal Trade Commission (the “FTC”) in connection with the merger.  The FTC’s “second request” has the effect of extending the waiting period applicable to the consummation of the Merger until the 30th day after substantial compliance by the Company and Illumina with the “second request,” unless the waiting period is extended voluntarily by the parties or terminated sooner by the FTC.  The Company and Illumina continue to expect the merger to be completed in mid-2019.  During the three months ended December 31, 2018, the Company recognized approximately $8.2 million in operating expense in connection with the Merger Agreement.

No Conference Call

Given the pending transaction with Illumina, management will not be hosting a conference call to discuss its financial results for the fourth quarter and year ended December 31, 2018 and does not expect to do so for future quarters.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development and commercialization of products, future uses, quality or performance of, or benefits of using, products or technologies, the Merger Agreement and proposed merger with Illumina, the Early Access Program, the expected timing of commercial shipments of Sequel II Systems and SMRT Cell 8M products and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.”

Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in the Company’s Annual Report on Form 10-K when filed with the Securities and Exchange Commission.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statements of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue:
Product revenue	$16,438	$21,845	$66,355	$80,030
Service and other revenue	3,088	3,090	12,271	13,438
Total revenue	19,526	24,935	78,626	93,468
Cost of Revenue:
Cost of product revenue	10,926	11,836	42,053	42,900
Cost of service and other revenue	2,854	3,605	11,477	15,909
Total cost of revenue	13,780	15,441	53,530	58,809
Gross profit	5,746	9,494	25,096	34,659
Operating Expense:
Research and development	16,263	15,626	62,594	65,324
Sales, general and administrative	20,106	14,397	63,489	59,119
Total operating expense	36,369	30,023	126,083	124,443
Operating loss	(30,623)	(20,529)	(100,987)	(89,784)
Interest expense	(628)	(624)	(2,423)	(2,921)
Other income, net	452	391	848	516
Net loss	$(30,799)	$(20,762)	$(102,562)	$(92,189)
Basic and diluted net loss per share	$(0.21)	$(0.18)	$(0.76)	$(0.87)
Shares used in computing basic and diluted net loss per share	149,314	116,259	135,094	105,682

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	December 31,	December 31,
	2018	2017
Assets
Cash and investments	$102,354	$62,872
Accounts receivable	8,595	13,433
Inventory	17,878	23,065
Prepaid and other current assets	2,832	2,249
Property and equipment	34,073	37,920
Long-term restricted cash	4,500	4,500
Other long-term assets	43	45
Total Assets	$170,275	$144,084

Liabilities and Stockholders' Equity
Accounts payable	$6,736	$9,093
Accrued expenses	12,823	12,618
Deferred service revenue	7,427	7,394
Deferred rent	13,765	14,453
Other liabilities	788	605
Financing derivative	16	183
Notes payable	14,659	13,635
Stockholders' equity	114,061	86,103
Total Liabilities and Stockholders' Equity	$170,275	$144,084